                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            PAINE WEBBER GROUP INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                            Paine Webber Group Inc.

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 27, 1997

To the Stockholders of Paine Webber Group Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Paine Webber Group Inc. ("PW") will be held on Thursday, May 1, 1997 at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087, to consider and vote upon the following matters:

      1. The election of 5 directors to the Board of Directors to hold office for a term of 3 years.

      2. The ratification of the selection by the Board of Directors of Ernst & Young LLP as PW's independent public accountants for the 1997 fiscal year.

      3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Holders of PW Common Stock of record at the close of business on March 13, 1997 are entitled to notice of and to vote as set forth in the Proxy Statement at the Annual Meeting and any adjournment thereof.

                                             By order of the Board of Directors,

                                                     Theodore A. Levine
                                                      Secretary

1285 Avenue of the Americas
New York, New York 10019

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            PAINE WEBBER GROUP INC.

                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                                PROXY STATEMENT

To the holders of Paine Webber Group Inc. Common Stock:

                            SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the stockholders of Paine Webber Group Inc., a Delaware corporation ("PW" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of PW (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on Thursday, May 1, 1997, at 10:00 a.m., in the PaineWebber Building, 1000 Harbor Boulevard, Weehawken, New Jersey 07087 (the "Annual Meeting"), and at any adjournment or postponement thereof. The Annual Report of PW, including the financial statements for the fiscal year ended December 31, 1996, is being furnished to stockholders together with this Proxy Statement, and mailing to stockholders is expected to begin on or about March 28, 1997.

     Each stockholder is encouraged to vote on all the matters to be acted upon at the Annual Meeting by marking the enclosed Proxy Card as desired. If properly executed and received in time for the meeting, the Proxy Card will be voted in accordance with the choices specified. Where a signed Proxy Card is returned, but a choice is not made, the shares will be voted FOR (i) the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement, and (ii) the ratification of the selection of Ernst & Young LLP ("Ernst & Young")as PW's independent public accountants for the 1997 fiscal year. If any other business is brought before the meeting (which management does not expect to occur), the shares will be voted in accordance with the judgment of the proxies voting them.

     The execution of a Proxy Card will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of PW an instrument revoking it or a duly executed Proxy Card bearing a later date.

     All expenses involved in the solicitation of proxies by the Board of Directors will be paid by PW and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to the beneficial owners of shares of PW Common Stock. The solicitation of proxies will occur primarily by mail but may include telephone or oral communications by regular employees of PW and PW's major operating subsidiaries, PaineWebber Incorporated ("PWI") and Mitchell Hutchins Asset Management Inc., acting without special compensation.

                        VOTE AND PRINCIPAL STOCKHOLDERS

     As of the close of business on March 13, 1997 (the "Record Date"), there were outstanding 91,683,469 shares of PW Common Stock, par value $1.00 per share (excluding treasury shares). The PW Common Stock is entitled to one vote for each share held by the stockholder of record on the Record Date.

     The presence, in person or by proxy, of a majority of the outstanding shares of PW Common Stock is required for a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (as hereinafter defined) are counted for purposes of determining the presence or absence of a quorum. The affirmative vote of the holders of a majority of the shares of PW Common Stock present in person or by proxy at the Annual Meeting is necessary for the election as directors of PW of the persons named under "Election of Directors" in this Proxy Statement, and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1997 fiscal year. Abstentions from voting on the election of directors, and the ratification of the selection of the independent public accountants will have the same effect as a vote against such matter. Broker non-votes on the foregoing matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

     As of the Record Date, PWI held of record for approximately 7,208 of its customers, including officers and directors of the Company, 8,462,805 shares of PW Common Stock (constituting approximately 9.2% of the then outstanding shares of PW Common Stock).

     The following table sets forth certain information regarding each person or group known to the Company to own beneficially more than 5% of any class of PW's voting stock as of December 31, 1996.*

                                                                  AMOUNT AND NATURE
                        NAME AND ADDRESS                            OF BENEFICIAL       PERCENT OF
   TITLE OF CLASS       OF BENEFICIAL OWNER                           OWNERSHIP           CLASS
---------------------   ---------------------------------------   -----------------
Common Stock            General Electric Company                      21,500,000(1)        23.1%
                        260 Long Ridge Road
                        Stamford, Connecticut 06927
                        Southeastern Asset Management, Inc.            9,821,892(2)        10.6
                        6075 Poplar Avenue
                        Memphis, Tennessee 38119
                        The Yasuda Mutual Life Insurance               7,500,000(3)         8.1
                        Company,
                        9-1, Nishishinjuku
                        1-chome, Shinjuku-ku,
                        Tokyo 169-92 Japan

------------------

(1) As of October 17, 1994, and December 16, 1994, respectively, PW, General Electric Company ("GE") and Kidder, Peabody Group Inc. ("Kidder") entered into an Asset Purchase Agreement (as supplemented) and a Stockholders Agreement pursuant to which PW issued to a wholly owned subsidiary of Kidder 21,500,000 shares of PW Common Stock, 1,000,000 shares of 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") and 2,500,000 shares of 9% Cumulative Redeemable Preferred Stock, Series C. The Series A Preferred Stock is convertible into PW Common Stock at a conversion price of $18.13, or approximately 5,515,719 shares of PW Common Stock. Pursuant to the Stockholders Agreement, GE has agreed to vote its shares with respect to certain matters in accordance with the recommendations of PW's Board of Directors or, in the event such agreement is held invalid or in violation of New York Stock Exchange policy, in the same proportion as PW's other holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors and the ratification of the selection of Ernst & Young as PW's independent public accountants for the 1997 fiscal year.

(2) According to an amended Schedule 13G dated as of January 31, 1997, filed with the Securities and Exchange Commission by Southeastern Asset Management, Inc. ("Southeastern"), 9,821,892 shares of PW Common Stock are held by mutual funds for which Southeastern serves as investment advisor or by other investment advisory clients of Southeastern. The Schedule 13G indicates that Southeastern has sole dispositive power over 7,417,592 shares, shared dispositive power over 2,363,300 shares, sole power to direct the voting over 6,387,192 shares and shared power over 2,363,300 shares.

(3) Pursuant to the Amended Investment Agreement dated as of November 3, 1992, between The Yasuda Mutual Life Insurance Company ("Yasuda") and PW (the "Investment Agreement"), Yasuda has agreed to vote its shares with respect to certain matters either in accordance with the recommendations of PW's Board of Directors or in the same proportion as PW's unaffiliated holders of voting securities. In connection with this year's Annual Meeting, this voting requirement will apply to the election of directors and the ratification of the selection of Ernst & Young as PW's independent public accountants.
------------------
  * The table above does not include 7,224,474 shares of PW Common Stock (7.8% of class outstanding) held, as of December 31, 1996, by a trustee under the Company's Savings Investment Plan for the benefit of the Company's employees.

                            I. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of stockholders. The class whose term will expire at the Annual Meeting consists of five directors. Management proposes the election of the nominees named hereafter to hold office for a term of 3 years, ending at the 2000 Annual Meeting. Each of the nominees is currently a director of PW. The nine remaining directors will continue to serve in accordance with their previous election. In the event any nominee is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for such substitute nominee(s) as the Nominating Committee of the Board may designate, unless the Board has taken prior action to reduce its membership.

               INFORMATION CONCERNING THE NOMINEES AND DIRECTORS
           THE FOLLOWING INFORMATION IS PROVIDED CONCERNING DIRECTORS
            OF PW, INCLUDING THE NOMINEES FOR ELECTION AS DIRECTORS.

                               ------------------

                       NOMINEES FOR TERM EXPIRING IN 2000

     E. GARRETT BEWKES, JR., 70, is a private investor. He was a consultant to PW from February 15, 1989 to December 31, 1995. Prior thereto he was the Chairman of the Board, President and Chief Executive Officer of American Bakeries Company from 1982 to December 23, 1988. Mr. Bewkes is also Chairman of the Board and a director or trustee of PaineWebber Cashfund, Inc., PaineWebber America Fund, PaineWebber Olympus Fund, PaineWebber Managed Investments Trust, PaineWebber Managed Municipal Trust, PaineWebber Investment Series, PaineWebber Investment Trust, PaineWebber Investment Trust II, Liquid Institutional Reserves, PaineWebber Municipal Series, PaineWebber Municipal Money Market Series, PaineWebber Master Series, Inc., PaineWebber Series Trust, PaineWebber Financial Services Growth Fund Inc., PaineWebber Mutual Fund Trust, PaineWebber RMA Money Fund, Inc., PaineWebber RMA Tax-Free Fund, Inc., PaineWebber Managed Assets Trust, All-American Term Trust Inc., Insured Municipal Income Fund Inc., Managed High Yield Fund Inc., PaineWebber Securities Trust, Global Small Cap Fund Inc., Global High Income Dollar Fund Inc., 2002 Target Term Trust Inc., Triple A and Government Series-1997, Inc., Investment Grade Municipal Income Fund, Inc., Strategic Global Income Fund, Inc. and Managed Account Services Portfolio Trust. Mr. Bewkes is currently a director of Interstate Bakeries Corporation and NaPro BioTherapeutics, Inc. Mr. Bewkes became a director of PW in 1987.

     FRANK P. DOYLE, 66, is Executive Vice President (retired) of General Electric Company. He was Executive Vice President from July 30, 1992 to December 31, 1995 and was a Senior Vice President from 1981 to July 1992. Mr. Doyle is also a director of Digital Equipment Corporation and Roadway Corporation. Mr. Doyle became a director of PW in December 1994.

     NAOSHI KIYONO, 54, is a Managing Director and the General Manager, International Investment Department and the General Manager, Securities Investment Department of Yasuda whose principal business is underwriting and marketing life insurance. He became a Managing Director and General Manager, International Investment Department of Yasuda on April 1, 1995, and was a Director from July 1991 to March 1995 and the General Manager, Securities Investment Department from April 1990 to the present. Mr. Kiyono became a director of PW in March 1995.

     EDWARD RANDALL, III, 70, is a private investor. He was associated with Duncan, Cook & Co. (financial services) from 1985 to July 14, 1990. He was the Chairman of the Board of Rotan Mosle Financial Corp. from 1977 to August 1985 and was Chief Executive Officer from 1977 to January 1984. Mr. Randall is also a director of KN Energy Inc. and Enron Oil & Gas Company. Mr. Randall became a director of PW in 1983.

     YOSHINAO SEKI, 62, became a Senior Managing Director and Chief Investment Officer of Yasuda as of April 1, 1995. He was a Managing Director of Yasuda from April 1993 to March 1995, a Managing Director and General Manager, Loan Department from April 1993 to March 1994, a Director of Yasuda from July 1989 to March 1993 and the General Manager, Tohoku Regional Office of Yasuda from April 1990 to March 1993. Mr. Seki became a director of PW in March 1995.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRING IN 1998

     JOHN A. BULT, 60, is a director of PaineWebber International Inc. and was the Chairman of the Board of PaineWebber International Inc. from May 1990 until March, 1996. He was President of PaineWebber International Inc. (previously PaineWebber Mitchell Hutchins International Inc.) from 1980 to May 1990. Mr. Bult is also a director of The Germany Fund, Inc., The New Germany Fund, Inc., The Central Europe Equity Fund, Inc., The Greater China Fund, Inc. and The France Growth Fund, Inc. Mr. Bult became a director of PW in 1986.

     JOHN R. TORELL III, 57, has been Chairman of the Board of Torell Management Inc. (private investment company) since 1990, Chairman of the Board of Telesphere Corporation (financial information) since 1995 and a managing director of Zilkha & Company (merchant banking and private investment company) since 1994. He was Chairman of the Board of Fortune Bancorp from 1990 to 1994, Chairman of the Board, President and Chief Executive Officer of CalFed, Inc. (savings association) from 1988 to 1989 and President of Manufacturers Hanover Corp. from 1982 to 1988. Mr. Torell is a director of American Home Products Corp. and Volt Information Sciences Inc. Mr. Torell became a director of PW on March 26, 1997.

     ROBERT M. LOEFFLER, 73, is a retired attorney and was Of Counsel to the law firm of Wyman, Bautzer, Kuchel & Silbert from August 1, 1987 to March 15, 1991. He was Chairman of the Board, President and Chief Executive Officer of Northview Corporation from January, 1987 to December, 1987 and a partner in the law firm of Jones, Day, Reavis & Pogue until December, 1986. Mr. Loeffler is also a director of ARC Capital. Mr. Loeffler has been a director of PW since 1978.

     HENRY ROSOVSKY, 69, is Professor Emeritus at Harvard University. Previously, he was the Lewis P. and Linda L. Geyser University Professor at Harvard University from 1984 to 1996. From 1973 to June 1984 he served as Dean of the Faculty of Arts and Sciences at Harvard University. Mr. Rosovsky is also a director of Corning, Inc. and The Japan Fund, Inc. Mr. Rosovsky became a director of PW in 1984.

                             TERM EXPIRING IN 1999

     DONALD B. MARRON, 62, is the Chairman of the Board of Directors and Chief Executive Officer of PW. He has been Chairman of the Board of PW since July 1981 and Chief Executive Officer since June 1980. Mr. Marron was President of PW from July 1977 to March 1, 1988. Mr. Marron is also Chairman of the Board and Chief Executive Officer of PWI. Mr. Marron became a director of PW in 1977.

     T. STANTON ARMOUR, 73, has been a private investor since October 1983 and was a financial consultant to PW from September 1980 to September 1983. Mr. Armour became a director of PW in 1977.

     RETO BRAUN, 55, is the Chairman of the Board, President and Chief Executive Officer of Moore Corporation Limited, a business information company. Mr. Braun has been President and Chief Executive Officer of Moore Corporation Limited since September 1993 and Chairman of the Board since April 1995. Prior thereto he was President and Chief Operating Officer of Unisys Corporation from 1991 to September 1993 and Executive Vice President thereof from 1990 to 1991. Mr. Braun became a director of PW in 1994.

     JAMES W. KINNEAR, 69, was President and Chief Executive Officer of Texaco Inc. from January 1987 to April 1993. Mr. Kinnear is also a director of Corning Inc., ASARCO Incorporated and an advisory director of Unilever PLC and Unilever N.V. Mr. Kinnear became a director of PW in 1994.

     JOSEPH J. GRANO, JR., 49, is the President of PWI. He has been President of PWI since December 1994. Prior thereto he was President of Retail Sales and Marketing for PWI from February 29, 1988 to December 1994. Mr. Grano became a director of PW in 1993.

     In addition to the foregoing, Yuji Oshima, the President of Yasuda, serves as a non-voting senior advisor to the Board of Directors of PW.

     John E. Kilgore, Jr. served as a director of PW until his resignation on March 26, 1997. Mr. Kilgore also served as a member of the Compensation Committee, Nominating Committee and the Executive Committee until his resignation.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee meets to act on matters when the Board is not in session. Members of this Committee are Messrs. Marron (chairman), Armour, Bewkes, Doyle and Loeffler, and it met two times during fiscal 1996.

     The Audit Committee reviews internal and external audit procedures of the Company. Members of this Committee are Messrs. Bewkes (chairman), Braun, Doyle, Kinnear, Kiyono and Loeffler, and it met three times during fiscal 1996. Messrs. Armour, Kilgore, Randall and Rosovsky were members of the Committee until April 30, 1996.

     The Nominating Committee recommends (i) nominees for the Board of Directors as well as committees of the Board, and (ii) senior officers of the Company. Members of this Committee are Messrs. Randall (chairman), Armour, Bewkes, and Rosovsky, and it met three times in fiscal 1996. The Nominating Committee also considers nominees for the Board of Directors recommended by stockholders. Those wishing to submit recommendations should write to the Secretary of PW at 1285 Avenue of the Americas, New York, New York 10019. PW's By-Laws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of PW not later than (i) 90 days in advance of an annual meeting of stockholders, or (ii) the close of business on the seventh day following the date on which notice of a special meeting of stockholders for the election of directors is first given to stockholders. The notice must contain: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of PW's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each proposed nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of PW if so elected.

     The Compensation Committee is responsible for establishing and administering the compen-sation policy and program of, among others, the key policy making executive officers of the Company, some of whom are also directors of PW. The Compensation Committee also establishes, administers and periodically monitors generally applicable employee benefit and compensation plans of PW. Members of this committee are Messrs. Doyle (chairman), Bewkes, and Loeffler, and it met eight times in fiscal 1996.

     The Public Policy Committee is responsible for approving, subject to Board approval, the process for political and charitable contributions by PaineWebber and advising on matters regarding PaineWebber's support of the arts. Members of this committee are Messrs. Rosovsky (chairman), Bewkes and Marron, and it met three times in fiscal 1996.

     The Board of Directors of PW met five times during fiscal 1996. During his tenure on the Board in fiscal 1996, each incumbent director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which he served except Mr. Seki.

CERTAIN ARRANGEMENTS WITH DIRECTORS

     Pursuant to the Investment Agreement between Yasuda and PW, Messrs. Kiyono and Seki were designated by Yasuda and elected to the PW Board of Directors. PW has agreed that so long as Yasuda owns directly or indirectly a specified minimum investment in PW, it will use its best efforts to cause at least one-sixth of its Board of Directors to consist of persons designated by Yasuda. Pursuant to the Stockholders Agreement between GE and PW, Mr. Doyle was designated by GE and elected to the PW Board of Directors. PW has agreed that as long as GE owns a specified minimum investment in PW, GE will have the right to designate one person as a member of the PW Board. In the event that designee ceases to serve as a director for any reason, GE has the right to designate a successor, subject to the approval of the Nominating Committee.

COMPENSATION OF DIRECTORS

     During 1996, directors who were not employees of the Company were paid $40,000 annually. In addition, directors who were not employees of the Company were paid $1,200 for each meeting of the Board of Directors and committees thereof which they attended, plus reasonable expenses relating to attendance at such meetings. The chairman of each committee received compensation at a rate of $15,000 per year.

     The Company has a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may elect prior to January 1 of any year to defer any or all of their compensation. Directors' deferred compensation accounts will be credited as of December 31 each year with interest based on the average quarterly balance during the year at a rate equal to the average of the applicable U.S. Treasury Bill rate during each such quarter. Deferred amounts are payable to a director in a lump sum on the February 1st following the plan year in which he ceases to be a director.

     The Company also has a retirement plan for non-employee directors. Directors who have completed five or more years of credited service or whose termination follows a change of control are eligible for retirement benefits under this plan. Following their termination, eligible directors will receive an annual retirement benefit equal to the annual retainer in effect on the date the directors' service terminates for a period of time based on the length of their credited service. In the event a director dies while serving as a director, a death benefit will be paid to the director's beneficiaries in the same amount as would have been payable in the event of retirement. In addition, non-employee directors may participate in the Company's medical plans that are available to all employees.

     The Company also has the 1994 Non-Employee Directors' Stock Plan pursuant to which directors of the Company who are not executive officers receive grants of stock options on 15,000 shares of PW Common Stock upon initial election to the Board and a like grant each fifth year commencing 1999, and annual grants of 375 shares of PW Common Stock. In addition, such directors may elect to defer some or all of their directors' fees and stock grants in an unfunded deferred compensation account denominated and payable in shares of PW Common Stock.

     During 1996, Henry Rosovsky provided consulting services to PW relating to foreign business and was paid $15,000 for these services.

SECURITY OWNERSHIP

     The following table sets forth the number of shares of PW Common Stock held beneficially by each nominee and director, each executive officer named in the Summary Compensation Table and all nominees, directors and executive officers of PW as a group. Shares owned are stated as of February 14, 1997 (except for Mr. Torell whose share ownership is as of March 26, 1997 when he became a director), as of which date there were outstanding 92,152,223 shares of PW Common Stock. All shares are held directly by the persons shown with sole voting and dispositive power, unless indicated otherwise.

                                                                 SHARES OF PW COMMON STOCK
                                     NAME                        OWNED BENEFICIALLY (1)(2)
    T. Stanton Armour (2)(3)..................................             126,716
    Steven P. Baum (3)(4).....................................             100,365
    E. Garrett Bewkes, Jr. (3)................................              30,189
    Reto Braun................................................               6,028
    John A. Bult (4)..........................................              57,075
    Regina A. Dolan (3)(4)(5).................................              58,815
    Frank P. Doyle............................................               5,882
    Joseph J. Grano, Jr. (4)..................................              93,885
    John E. Kilgore, Jr. (3)..................................              16,125
    James W. Kinnear..........................................               2,925
    Naoshi Kiyono.............................................                 750
    Robert M. Loeffler (3)....................................              23,622
    Donald B. Marron (2)(3)(4)(5).............................           1,338,837
    Edward Randall, III (2)(3)................................             328,190
    Henry Rosovsky (3)........................................              16,366
    Yoshinao Seki.............................................                 750
    Mark B. Sutton (4)........................................              79,967
    John R. Torell III........................................               1,000
    All present nominees, directors continuing in office and
      executive officers as a group, including those named
      above (18 persons)......................................           2,287,487

---------------
(1) No director, nominee or executive officer directly owns 1% or more of PW Common Stock, except Mr. Marron who owns 1.5%. All directors, nominees and executive officers as a group (18 persons) beneficially own 2.5%.

(2) Shares shown for the nominees, directors and named executive officers include an aggregate of 115,569 shares of PW Common Stock as to which direct beneficial ownership is disclaimed. Such shares are beneficially owned in the amounts indicated by the spouses or children of Mr. Marron (1,494), Mr. Armour (1,575), and Mr. Randall (112,500) .

(3) Shares shown for the nominees, directors and named executive officers include an aggregate of 573,334 shares of PW Common Stock covered by options presently exercisable or becoming exercisable within sixty days, held by Mr. Marron (412,500), Ms. Dolan (25,000), Mr. Armour (15,000), Mr.
     Baum (45,834), Mr. Bewkes (15,000), Mr. Kilgore (15,000), Mr. Loeffler (15,000), Mr. Randall (15,000), and Dr. Rosovsky (15,000).

(4) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and executive officers as a group include shares as to which they are vested held by a trust under the Company's Savings Investment Plan, including the following nominees, directors and named executive officers: Mr. Marron (25,644), Mr. Bult (6,727), Ms. Dolan (1,185), Mr. Grano (90), Mr. Baum (43), and Mr. Sutton
     (43).

(5) Shares shown for the nominees, directors and named executive officers and the aggregate for all present directors, nominees and named executive officers as a group include an aggregate of 152,542 shares of PW Common Stock into which PW's 6.5% Convertible Debentures Due 2002 are presently convertible, including the following shares for Mr. Marron (135,593), and Ms. Dolan (16,949).

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires PW's directors, certain of its officers and persons who own more than ten percent of a registered class of PW's equity securities to file reports of ownership and of changes in ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, PW believes that for the fiscal year ended December 31, 1996, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors, none of whom is a current or former officer or employee of the Company or its subsidiaries.

     The Compensation Committee is responsible for establishing and administering the compensation policy and program applicable to the executive officers of PW. The Compensation Committee reviews the compensation of executive officers on an ongoing basis and develops plans which are designed to support PW's business strategies, reflect marketplace practices in a dynamic and intensely competitive industry, and provide cost and tax-effective forms of remuneration. The foundation of PW's executive compensation program is the Company's pay for performance policy which, among other things, was designed:

     - to attract and retain the best qualified and talented executives available in each area of PW's business to lead the organization in the creation of stockholder value,

     - to motivate and reward annual and long term results achieved by these key employees for PW stockholders based on corporate, business unit and individual performance,

     - to align management's interests with stockholders by increasing key employee ownership of PW stock, and

     - to pay competitively as measured against other companies in the industry.

     In implementing the Company's policy, the Compensation Committee evaluates performance and strategic progress relative to the prior year and over a period of years, rather than considering only a single year when external economic and business conditions may produce results unrelated to management performance. As part of this evaluation, the Compensation Committee also considers competitive performance and pay levels based on a comparative group of financial services companies selected and surveyed by a third-party consulting firm. This comparative group as a whole represents the marketplace in which PW competes for executive talent and is comprised of 12 companies. Five of the companies in the comparative group of 12 are publicly-owned and make up the Peer Group Index used for the Performance Graph set forth below. The firms excluded from the Peer Group Index were either not publicly-owned, or have a mix of businesses not representative of PW on an overall basis, although various segments are comparable to units of PW. The Compensation Committee's philosophy is to position PW's compensation program between the median and the 75th percentile of the comparative group based upon performance, with the opportunity for total remuneration to rise above this level upon achievement of exceptional results.

     As part of its evaluation process, the Compensation Committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. These factors include the level, quality, consistency and growth of the earnings and revenues of the Company as well as of the business units for which executive officers are responsible, return on common equity, expense control, balance sheet strength and liquidity, risk profile and the strategic progress of the Company's core businesses. In addition, the individual contributions of each executive officer to the success of the Company are evaluated by the Compensation Committee.

     Based on the above evaluation, executive officer compensation, including that of Mr. Marron, is determined and administered by the Compensation Committee on the basis of total compensation, rather than based on separate free-standing components. Therefore, the total compensation program established by the Compensation Committee is comprehensive and integrates all components including salary, annual cash and equity incentive awards, and long term equity incentives.

     Salary. Salaries are reviewed annually by the Compensation Committee for appropriateness and adjusted periodically in its judgment based primarily on each individual officer's performance and responsibility level as well as competitive salary levels for similar positions. The salaries of Messrs. Marron and Grano were not increased in 1996. Increases were granted in 1995 to Mr. Marron and to Mr. Grano, who was elected President of Paine Webber Incorporated during 1995, based on their performance and competitive pay levels. Prior to 1995, Mr. Marron's and Mr. Grano's salaries had not been increased since 1989 and 1991, respectively.

     Annual Incentive Awards. In order to continue the grant of highly effective performance-based annual cash and stock incentive awards on a tax-efficient basis, the stockholders previously approved the 1994 Executive Incentive Compensation Plan (the "EICP") to qualify compensation of proxy officers for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with and in compliance with Section 162(m) of the Code and the provisions of the EICP, before March 31st of the performance year, the Compensation Committee establishes a formula for the funding of an annual incentive award pool for executive officers based on the Annual Profits (as defined) of the firm and allocates a maximum share in the pool to each participating executive using the total compensation approach discussed above.

     At the end of each year, the Compensation Committee ascertains the firm's Annual Profits (as defined) and the maximum potential award opportunity for each participating executive officer for the performance year. Within this framework, the Committee determines final individual award levels, exercising negative discretion, where appropriate, based on its evaluation of the quantitative and qualitative factors and competitive information outlined above, taking into consideration the value of all components in the executive's compensation package.

     In recognition of 1996 performance during which revenues rose 11%, operating earnings increased 68%, and net income grew 351%, annual incentives awarded by the Compensation Committee to executive officers increased 67% above amounts awarded to these individuals in 1995 and ranged from $575,000 up to $8,200,000. Continuing the Committee's policy of paying a meaningful portion of annual incentive awards in equity, over 23% of these awards were paid in the form of restricted stock which generally vests pro rata upon completion of each of the following three years of future service.

     Long Term Equity Incentives. The Committee made significant stock option grants under the 1994 Executive Stock Award Plan to executive officers both in recognition of the Company's record 1996 performance and to continue to link a major portion of executive officers' financial interests to the performance of PW's common stock. The size of such annual grants reflects the Compensation Committee's judgment as to the current and potential contribution of the individual executive officer to the current and future profitability of PW and its business units and to the creation of long term shareholder value.

     The Committee does not consider the stock holdings, prior option, restricted stock, and other equity grants or the appreciation thereon when making future equity award determinations, nor does the Committee have a specific policy as to the proportion of total compensation represented by stock options and other long term equity awards.

     Chief Executive Officer Compensation. Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company, who participates in the Company's executive compensation program on the same basis as all other executive officers.

     The Compensation Committee, in setting Mr. Marron's compensation, has taken into account the best one year recorded by PW in its 117 year history as well as the outstanding long term performance of PW under his leadership and the firm's strategic progress. Factors considered by the Committee include the operating performance and profitability of PW and total return to shareholders in 1996, as well as the Company's continued strategic redirection to businesses with superior returns accompanied by execution of a highly effective cost reduction and control program. As a result of the Chief Executive Officer's successful efforts during 1996, the Compensation Committee believes that PW has performed exceptionally well and is well positioned for future growth and profitability.

     As noted earlier, Mr. Marron's salary remains unchanged from 1995. His annual incentive award of cash and restricted stock of $8,188,097 represented an increase of 95% from 1995 to 1996, as compared to an increase of 53% in 1995 and a decline of 63% in 1994. As discussed above, Mr. Marron's annual stock option grant of 400,000 shares represented a significant increase from 1995 and is on par with his 1994 grant.

     Tax Considerations. As noted above, the Committee's executive compensation strategy is to be cost and tax effective. Therefore, the Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

COMPENSATION COMMITTEE
Frank P. Doyle, Chairman
E. Garrett Bewkes, Jr.
John E. Kilgore, Jr.*
Robert M. Loeffler

* As previously noted, Mr. Kilgore resigned as a director and member of the Committee on March 26, 1997.

                             EXECUTIVE COMPENSATION

     The following information sets forth the compensation earned by the chief executive officer of the Company and each of the four most highly compensated executive officers of the Company who were serving as executive officers at the end of the fiscal year ended December 31, 1996, for services rendered in all capacities to the Company during the fiscal years indicated below. Stockholders are urged to read the tables in conjunction with the accompanying footnote and explanatory material.

     Table I -- Summary Compensation Table provides a detailed overview of annual and long term compensation for the fiscal years ended December 31, 1996, 1995 and 1994 with respect to the named executives for the years indicated.

     Table II -- Option Grants in Last Fiscal Year -- Individual Grants provides information for the period January 1, 1996 to December 31, 1996 on grants of options by the Company.

     Table III -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table provides information for the period January 1, 1996 to December 31, 1996 on exercises of stock options pursuant to the Company's Stock Plans and the number and value of previously granted and unexercised stock options held on December 31, 1996.

                         I. SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                                     AWARDS
                                                                         -------------------------------      ALL
                                                                                            SECURITIES       OTHER
                                             ANNUAL COMPENSATION           RESTRICTED       UNDERLYING      COMPEN-
               NAME AND                 ------------------------------   STOCK AWARD(S)       OPTIONS        SATION
          PRINCIPAL POSITION            YEAR     SALARY       BONUS       (1)(2)(3)(4)     (# SHARES)(5)      (6)
--------------------------------------  ----    --------    ----------   ---------------   -------------    --------
Donald B. Marron                        1996    $800,000    $6,212,500     $ 1,975,597         400,000      $139,202
  Chairman of the Board and Chief       1995     800,000     2,975,000       1,232,656         175,000       139,057
  Executive Officer, PW and PWI         1994     600,000     1,925,000         828,359         400,000       320,068

Joseph J. Grano, Jr.                    1996     450,000     5,062,500       1,230,060         300,000        33,049(7)
  President, PWI                        1995     412,500     1,790,000         891,347         114,000       153,200(7)
                                        1994     375,000       945,000         406,638         150,000       153,200(7)

Steven P. Baum(8)                       1996     500,000     3,037,500         956,720         200,000        -0-
  Executive Vice President, Director
  of Global Fixed Income and
  Commercial Real Estate, PWI

Mark B. Sutton(8)                       1996     250,000     2,350,000         646,092         200,000        -0-
  Executive Vice President, Director,
  Private Client Group, PWI

Regina A. Dolan                         1996     250,000       962,500         285,758         100,000        13,284
  Vice President, Chief Financial       1995     200,000       702,500         349,672          79,000        13,248
  Officer, PW, and Executive Vice       1994     200,000       455,000         195,785          60,000        54,914
  President, Chief Financial Officer,
  PWI

------------
(1) Amounts shown for 1996 include awards of restricted stock made in January 1997 for performance in 1996.
(2) Amounts shown for 1995 include both restricted stock and restricted unit awards granted under the 1995 Dedicated Partnership Equity Program, which are valued on the basis of the closing price of PW Common Stock on the New York Stock Exchange on the applicable date of grant. For a discussion of the 1995 Dedicated Partnership Equity Program, see "Certain Transactions and Arrangements -- Dedicated Equity Program" below.

(3) The number and value of restricted stock and restricted units held by executive officers named in the table as of December 31, 1996 plus shares granted in 1997 for 1996 performance based on the closing price of PW's Common Stock ($28.125) on the New York Stock Exchange on December 31, 1996, are as follows: Mr. Marron (85,695 shares and 12,500 units -- $2,761,734); Mr. Grano (86,152 shares and 9,000 units -- $2,676,150); Mr. Baum (56,613 shares and 6,500 units -- $1,775,053); Mr. Sutton (83,091 shares and 6,500 units -- $2,519,747); and Ms. Dolan (11,032 shares and 6,500 units -- $493,088). The number of shares of restricted stock and units reported in the table above for the executive officers which will vest in under three years from the date of grant are as follows: Mr. Marron (33,658; 21,158; and 21,157; shares and units vesting in 1998, 1999 and 2000, respectively); Mr. Grano (18,483; 40,657; 22,839; and 13,173 shares and units vesting in 1997,
    1998, 1999 and 2000, respectively); Mr. Baum (8,625; 25,371; 18,871; and
    10,246 shares and units vesting in 1997, 1998, 1999 and 2000, respectively); Mr. Sutton (26,334; 39,753; 16,585; and 6,919 shares and units vesting in 1997, 1998, 1999 and 2000, respectively); and Ms. Dolan (9,561; 3,060 and
    3,060 shares and units vesting in 1998, 1999 and 2000, respectively).

(4) Dividends are paid on restricted stock and dividend equivalents are paid on restricted units. Dividend equivalents are also paid on options granted under the 1995 Dedicated Partnership Equity Program.

(5) Amounts shown for 1995 include option grants made in January 1996 for performance in 1995 and options granted under the 1995 Dedicated Partnership Equity Program.

(6) Amounts shown for 1996 result from the operation of the terms of the Key Executive Equity Program, in which approximately 75 key executives participate. For a description of the program, see "Certain Transactions and Arrangements -- Key Executive Equity Program" below. These amounts include:
    (i) interest paid by PW on the participants' bank loans or waived on loans by PW in accordance with the terms of the program -- Mr. Marron ($139,202); and Ms. Dolan ($13,284). The program was instituted in 1988 to give such executives an incentive linked to the price of PW Common Stock, while requiring such executives to make an investment in PW. The program includes a provision that, for a period following termination of an executive's employment, he or she may not compete with the Company or solicit its employees to leave the Company or interfere with its business.

(7) This amount represents imputed interest on an employee loan to Mr. Grano.

(8) Mr. Baum and Mr. Sutton became executive officers of PW on November 6, 1996.

     The following table sets forth certain information concerning stock options granted by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) in 1996. The data in the column shown below relating to the hypothetical present values on date of grant of stock options granted in 1996 are presented pursuant to Securities and Exchange Commission rules and are calculated under the modified Black-Scholes model for pricing options. The Company is not aware of any model or formula which will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the market price of PW Common Stock relative to the exercise price per share of PW Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the potential value of the stock options reflected in this table will actually be realized.

                    II. OPTION GRANTS IN LAST FISCAL YEAR --
                                INDIVIDUAL GRANTS

                                    NUMBER OF      % OF TOTAL
                                   SECURITIES       OPTIONS
                                   UNDERLYING      GRANTED TO    EXERCISE OR                 GRANT DATE
                                     OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
              NAME                GRANTED(#)(1)   FISCAL YEAR     ($/SHARE)       DATE           ($)
--------------------------------- -------------   ------------   -----------   ----------   -------------
D.B. Marron......................     400,000          7.7%       $ 22.3125      10/3/03     $ 1,847,475(2)
J.J. Grano, Jr...................     300,000          5.8          22.3125      10/3/03       1,385,606(2)
S.P. Baum........................     200,000          3.9          22.3125      10/3/03         923,738(2)
                                       50,000(3)       1.1          20.0000      1/22/06         259,000(3)
M.B. Sutton......................     200,000          3.9          22.3125      10/3/03         923,738(2)
                                       50,000(3)       1.1          20.0000      1/22/06         259,000(3)
R.A. Dolan.......................     100,000          1.9          22.3125      10/3/03         461,869(2)

---------------
(1) Seven year non-qualified stock options granted on October 3, 1996 will become exercisable in three years from the date of grant.

(2) The hypothetical grant date present values are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The assumptions used in hypothesizing the above options grant date present values include the stock's expected volatility of 28%, risk free rate of return of 6.4%, projected dividend yield of 2.2%, projected time to exercise (5 years) and projected risk of forfeiture or non-marketability during vesting period (10% per annum).

(3) Messrs. Baum and Sutton became executive officers in November 1996 and these amounts reflect awards made in January 1996 for performance in 1995 and the percentage of total options granted in 1995. Amounts shown for other executive officers exclude awards made in January 1996 for performance in 1995 which were reflected in PW's 1996 Proxy Statement. Factors used to value options granted which expire 1/22/06 include the stock's expected volatility rate of 32.8%, risk free rate of return of 5.5%, dividend yield of 2.4%, projected time of exercise (7 years) and projected risk of forfeiture or non-marketability for the vesting period (10% per annum).

     The following table sets forth information for the named executive officers of the Company with respect to exercises of stock options during the period January 1, 1996 to December 31, 1996 and unexercised options held as of December 31, 1996:

III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                    NUMBER OF
                                              SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                                   UNEXERCISED                       IN-THE-MONEY
                 SHARES                         OPTIONS AT FY-END                 OPTIONS AT FY-END
              ACQUIRED ON      VALUE     --------------------------------  --------------------------------
    NAME      EXERCISE(1)   REALIZED(1)   EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------- ------------  -----------  --------------  ----------------  --------------  ----------------
D.B. Marron      862,275    $11,198,361      287,500          875,000        $3,179,688       $7,590,625
J.J. Grano, Jr.    105,777    1,058,308      128,521          526,500         1,567,377        4,111,406
S.P. Baum        -0-            -0-           16,667          322,333           213,546        2,312,704
M.B. Sutton      -0-            -0-           16,667          322,333           184,379        2,254,371
R.A. Dolan        30,000        277,500       30,000          224,000           344,063        1,799,688

---------------
(1) These option exercises reflect in part the interests of the named executive officers in the exercise during October 1996 by the general partner of PW Partners 1992 Dedicated L.P., a Delaware limited partnership (the "1992 Partnership"), of the remaining balance of its option granted to such partnership to purchase PW Common Stock. The shares and related values under the 1992 Partnership are attributable as follows: Mr. Marron (187,500 shares -- $1,734,375); Mr. Grano (90,000 shares -- $832,500); and Ms. Dolan
    (30,000 shares -- $277,500). For a discussion of the 1992 Partnership, see "Certain Transactions and Arrangements -- Dedicated Partnership" below.

     PW's Pension Plan. The PW Pension Plan is a "defined benefit" plan under the Employee Retirement Income Security Act of 1974, as amended, under which benefits are determined on the basis of an employee's "career average" of earnings. Generally, all employees of the Company are eligible to participate in PW's Pension Plan. Directors of PW who are employees of the Company may participate, and their benefits are calculated in the same manner as the benefits of any other eligible employee. As of December 31, 1996, approximately 13,629 employees were participating in the PW Pension Plan. Upon retirement an employee is entitled to receive retirement income equal to the sum of his benefits for service prior to January 1, 1987 and benefits for each year thereafter. The maximum amount of earnings of an employee taken into account under the PW Pension Plan's current formula for computing benefits for plan years beginning on or after January 1, 1996 is $150,000 and the maximum annual pension benefit which may be accrued for calendar year 1996 is $1,875.

     The years of credited service for purposes of determining benefits under the PW Pension Plan as of December 31, 1996 for certain executive officers were:
Messrs. Marron (19.6 years), Grano (7.8 years), Sutton (10.3 years), Mr. Baum (1.9 years) and Ms. Dolan (3.2 years). The estimated annual benefits payable on retirement at age 65, taking into account actual pension benefits accrued to December 31, 1996 and projecting future benefits to retirement at the current maximum additional annual benefit for 1996 of $1,875, for certain executive officers are: Messrs. Marron ($110,833), Grano ($45,725), Sutton ($57,390), Baum ($43,125) and Ms. Dolan ($49,219).

     Supplemental Employees Retirement Plan. The Company has adopted a non-qualified Supplemental Employees Retirement Plan for Certain Senior Officers ("SERP") in order to supplement retirement income. The SERP provides a benefit equal to a percentage of base salary for participants who retire at age 65 with 15 or more years of service. Such percentage of base salary is 100% in the case of the initial participant and 75% in the case of all other participants. A participant must have at least 5 years of service to receive any benefit and, between 5 and 15 years of service, a participant receives proportionate benefits. Retirement benefits are also paid upon early retirement or termination of employment. Those benefits may, at the participant's election, be deferred to commence at age 65, or be payable as early as age 55, in which case they are reduced by 3% per year between age 60 and 65 and 6% per year between age 55 and 60 for each year that the benefits commence before age 65. Full benefits without reduction are also payable in case of a Change in Control (as defined in the Plan) and disability retirement. In addition, the SERP contains certain non-compete provisions pursuant to which benefits may be forfeited.

     The table below summarizes expected SERP benefits before subtracting Social Security, PW Pension Plan benefits and any other pension benefits. The actual benefits from the SERP are the net amounts after subtracting Social Security, PW Pension Plan benefits and any other pension benefits.

                                   INITIAL PARTICIPANTS        SUBSEQUENT PARTICIPANTS
                                          (100%)                        (75%)
                                     YEARS OF SERVICE              YEARS OF SERVICE
                                 ------------------------      ------------------------
               REMUNERATION         10             15             10             15
               ------------      ---------      ---------      ---------      ---------
                $  200,000       $ 133,333      $ 200,000      $ 100,000      $ 150,000
                   275,000         183,333        275,000        137,500        206,250
                   300,000         200,000        300,000        150,000        225,000
                   400,000         266,667        400,000        200,000        300,000
                   450,000         301,500        450,000        225,000        337,500
                   500,000         333,333        500,000        250,000        375,000
                   600,000         400,000        600,000        300,000        450,000
                   720,000         480,000        720,000        360,000        540,000
                   800,000         533,333        800,000        100,000        600,000

     The initial participants in SERP were Mr. Marron and three other persons who were executive officers at the time. The amount of Mr. Marron's base salary reflected for the purposes of the SERP during 1996 is $800,000. Mr. Grano and one other executive officer are subsequent participants. The amount of Mr Grano's base salary reflected for the purposes of the SERP during 1996 is $450,000.

                               PERFORMANCE GRAPH

     The following chart compares the Company's cumulative total return on stockholder investment over a five-year period with that of the S&P 500, and a Peer Group Index (comprised of, The Bear Stearns Companies Inc., Merrill Lynch & Co., Inc., Morgan Stanley Group, Inc., Salomon Inc, and Dean Witter, Discover & Co.). The Peer Group Index has been included in the Performance Graph below since it covers the 5 publicly traded companies which the Compensation Committee reviews and evaluates in making compensation determinations. The chart assumes $100 invested on December 31, 1991 and reinvestment of all dividends.


Year-End Data       1991     1992     1993     1994     1995     1996
_____________       ____     ____     ____     ____     ____     ____

PaineWebber       $100.00   $106.4   $120.4   $103.4   $141.4   $203.1
Peer Group         100.00    105.4    134.5    116.9    156.2    232.3
S&P 500            100.00    107.6    118.4    120.0    165.0    202.9

OTHER BENEFIT PLANS AND AGREEMENTS

     During 1987 and 1996, PW entered into employment agreements with Mr. Marron and Mr. Grano, respectively, having a three-year term (the "Term of the Agreement") which will commence on that date (the "Operative Date"), if any, following a Change in Control (as defined) of PW, so designated by a majority of the Disinterested Directors (as defined). During the Term of the Agreement, each executive would continue to be employed in his present position receiving a salary not less than that being paid to him on the Operative Date and an annual bonus not less than the average of the bonuses received by him during the three years preceding the Operative Date and being entitled to participate in all compensation and benefit plans of the Company. In the event of the termination of such executive's services during the Term of the Agreement either without Cause (as defined) or because of a Constructive Termination (as defined), he would be entitled to a lump sum payment equal to the present value of (i) his base salary until the end of the Term of the Agreement, (ii) a bonus for the year of such termination and each subsequent year until the end of the Term of the Agreement, at an annualized rate equal to the average of the bonuses awarded to him with respect to the three years preceding the year of termination and
(iii) any deferred or unpaid bonus. The agreement of Mr. Marron also provides that, if his employment is terminated without Cause or because of a Constructive Termination, PW will for ten years continue to provide him with comparable office space, an executive assistant and medical and disability coverage.

     Grants of options, restricted stock and cash awards under the stock award plans of PW provide that, unless the Compensation Committee waives the occurrence of a Change in Control (as defined in the applicable award agreements) as a vesting event, awards granted under the plans will be immediately vested upon the occurrence of the Change in Control of the Company. As noted above, the SERP provides that full pension benefits without reduction are payable in the event of a Change in Control of the Company.

CERTAIN TRANSACTIONS AND ARRANGEMENTS

     Key Executive Equity Program. Under the Company's Key Executive Equity Program ("KEEP"), the Company sold certain convertible debentures to key employees of the Company, including executive officers of the Company, in 1988, 1991 and 1992.

     Pursuant to KEEP, the Company financed on a full recourse basis to the employee 25% of the principal amount of the debentures issued in 1988 and 1991 at an 8.62% and 7.85% annual interest rate, respectively, and 95% of the principal amount of the debentures issued in 1992 at a 5.6% annual interest rate. The Company pays 66 2/3% of the interest payment due on the bank financing for the remaining balance of the purchase price of the debentures issued in 1991 and waives 66 2/3% of the interest payment due on an equivalent amount of the Company financing for the debentures issued in 1992.

     Investment Partnerships. PW Partners 1993, L.P. is a limited partnership established in 1993 to provide key employees of the Company the opportunity to invest in certain high risk investment opportunities offering a potential for long-term capital appreciation. Each of the named executive officers are limited partners in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $84,848 and the employee limited partners contributed an aggregate of $8,400,000. In February 1996, an independent third party lender made a four year unsecured loan to the partnership in the amount of $25.5 million and the proceeds of this loan were used to repay the entire amount of the general partner's unsecured loan which was outstanding at the time. During the time the general partner's loan was outstanding in 1996 the interest rate was computed at the rate of LIBOR plus thirty-five basis points. The Company has agreed to purchase the loan from this lender in certain specified circumstances. At December 31, 1996, $30.5 million was outstanding under this facility. There were no distributions on investments made to the partners during fiscal 1996.

     PW Partners 1995, L.P. is a limited partnership established in 1995 to provide key employees of the Company the opportunity to invest in certain high risk investment opportunities offering a potential for long-term capital appreciation. Each of the named executive officers are limited partners in the partnership. The general partner, a wholly owned subsidiary of the Company, made a capital contribution to the partnership of $71,212 and the employee limited partners contributed an aggregate of $7,050,000. In February 1996, an independent third party lender entered into a revolving credit agreement with the partnership whereby it committed to make a four year unsecured loan to the partnership in an aggregate amount of not more than $35.1 million. The Company has agreed to purchase the loan from this lender in certain specified circumstances. At December 31, 1996, $25 million was outstanding under this facility. There were no distributions on investment made to the partners during fiscal 1996.

     Dedicated Partnership. PW formed the 1992 Partnership, which was terminated in 1996, for the purpose of providing an investment vehicle through which selected employees could invest in PW Common Stock. A subsidiary of PW serves as the general partner of the partnership and made a capital contribution equal to approximately 10% of the total capital contributed by the limited partners. Messrs. Marron, Grano and Ms. Dolan were limited partners in the partnership. The 1992 Partnership purchased 135,592 shares of PW Common Stock and acquired an option to purchase 1,500,000 shares of PW Common Stock. Dividend equivalents were paid to the partnership on the option shares. Following the option exercise and sale of the remaining shares in the 1992 Partnership in October 1996, and the distribution of proceeds to limited partners, the 1992 Partnership has been terminated.

     Other Transactions. During 1996, certain executive officers of PW maintained margin accounts with PWI in the ordinary course of business. The margin indebtedness of such officers is on substantially the same terms, including interest rates and collateral, as those prevailing for clients, and does not present more than a normal risk of non-collectibility.

     During 1996, PW and certain of its subsidiaries have engaged in transactions in the ordinary course of business with The Yasuda Mutual Life Insurance Company, General Electric Company and Southeastern Asset Management, Inc. and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of PW Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

     In November 1987, at the same time as Yasuda's initial investment in the Company's preferred stock, PW and Yasuda entered into a Joint Venture Agreement. Pursuant to this agreement, PW and Yasuda have established a corporation in England to focus on such areas as asset management, investment advisory and financial consulting.

     Messrs. Kiyono and Seki are directors of Yasuda Realty America Corporation ("YRAC"), a wholly owned subsidiary of Yasuda. PWI became a lessee of a certain property in Chicago, effective December 1, 1990, which is partially and indirectly owned by YRAC. During the fiscal year 1996, PWI paid $3,882,000 as rents for such property, which exceeded 5% of YRAC's consolidated gross revenues, and during the fiscal year 1997, will pay approximately the same amount of rents subject to certain adjustments. The terms of the lease agreement are substantially the same as those prevailing at the time for comparable transactions with unrelated parties.

     During 1996, Mr. Grano was indebted to PWI for $4,250,000 which amount has been repaid in full with interest. The indebtedness consisted of two loans made to Mr. Grano in 1991 and 1994. Interest was imputed at an annual rate of 3.83% for the $4,000,000 loan issued in 1991 until March 1996 when it was changed to an annual rate of 7%. The $250,000 loan, issued in 1994, accrued interest monthly based on a variable rate equal to broker call plus 1%.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1996, the Company's Compensation Committee was composed of Messrs. Doyle, Bewkes, Kilgore and Loeffler.

                    II. SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the accounting firm of Ernst & Young to examine PW's accounts for the 1997 fiscal year. Ernst & Young is the result of a merger in 1989 between Ernst & Whinney and Arthur Young & Company. Arthur Young & Company had been the independent public accountants of PW and predecessor entities since 1943. The submission of the selection of Ernst & Young to the stockholders of PW is not required. The Board of Directors is, nevertheless, submitting it to the stockholders to ascertain their views. If the selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent public accountants.

     It is expected that a representative of Ernst & Young will attend the Annual Meeting. He or she will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

     The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young as PW's independent public accountants.

              III. OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any matter for action not specified herein. If any other matters properly come before the Annual Meeting, it is intended that the holders of proxies will vote in respect thereof in accordance with their best judgment.

                     STOCKHOLDER PROPOSALS FOR 1998 MEETING

     Proposals of stockholders intended for presentation at the 1998 Annual Meeting must be received by the office of the Secretary of PW no later than November 29, 1997.

                                                              Theodore A. Levine
                                                                 Secretary

PROXY                       PAINE WEBBER GROUP INC.
                          1285 Avenue of the Americas
                            New York, New York 10019

             Annual Meeting of Stockholders to be held May 1, 1997

        The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1997, hereby appoints Donald B. Marron, Regina A. Dolan and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 13, 1997 at the Annual Meeting of Stockholders of PW to be held May 1, 1997 or any adjournment thereof.

 * INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

      E.G. Bewkes, Jr., F.P. Doyle, N. Kiyono, E. Randall, III, Y. Seki


 1.  ELECTION OF DIRECTORS (nominees listed above)

     [ ]  FOR All nominees listed (except as marked to the contrary)
     [ ]  WITHHOLD AUTHORITY to vote for all nominees listed


 2.  Ratification of Ernst & Young LLP as PW's independent public accountants

     [ ]   FOR          [ ]   AGAINST           [ ]   ABSTAIN

SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED WILL BE VOTED "FOR" ITEMS 1 AND 2 IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN THE PROXIES' DISCRETION ON OTHER BUSINESS PROPERLY BEFORE THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS SET FORTH ON THE REVERSE SIDE HEREOF.




                                Signature(s)________________________________

                                ____________________________________________

                                Date _______________________________________

                                Please sign exactly as name appears hereon.
                                Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.

                                STOCK AWARD PLAN
                               (RESTRICTED STOCK)
                             ----------------------



        In connection with the Annual Meeting of Paine Webber Group Inc. ("PW") to be held May 1, 1997 we are enclosing an instruction card relative to shares of PW common stock held by the Custodian for your account under PW's Stock Award Plans. We have also mailed to you in a separate envelope the Notice of Annual Meeting and Proxy Statement and the Annual Report of PW together with a proxy card for shares of PW's common stock held by the Trustee for you under PW's Savings Investment Plan. These shares should be voted separately according to the instructions on each card. Additional copies of the notice of Annual Meeting and Proxy Statement and the Annual Report are available upon request by writing to the office of the Secretary of PW.

                             PAINE WEBBER GROUP INC

                1285 AVENUE OF THE AMERICAS, NEW YORK, NY 10019


        Please send me an admission card to the Annual Meeting of Stockholders to be held at 10:00 A.M. on Thursday, May 1, 1997 in The Paine Webber Building, Weehawken, New Jersey.



            NAME: _________________________________________________
                                  Please Print

            STREET: _______________________________________________

            CITY AND STATE: ____________________  ZIP: ____________



        PLEASE RETURN THIS CARD ONLY IF YOU PLAN TO ATTEND THE MEETING.

                                     PROXY


                            PAINE WEBBER GROUP INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 1997

        The undersigned having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1997, hereby appoints Donald B. Marron, Regina A. Dolan and Theodore A. Levine and each of them as proxies of the undersigned, with full power of substitution and with discretionary authority as to matters for which my choice is not specified, to vote as indicated on the reverse side hereof all the shares of PW common stock held of record by the undersigned on the books of PW on March 13, 1997 at the Annual Meeting of Stockholders of PW to be held May 1, 1997 or any adjournment thereof.

   SHARES REPRESENTED BY PROXIES THAT ARE DATED, SIGNED AND RETURNED WILL BE
    VOTED "FOR" ITEMS 1 AND 2 IN THE ABSENCE OF CONTRARY INSTRUCTIONS AND IN
     THE PROXIES' DISCRETION ON OTHER BUSINESS PROPERLY BEFORE THE MEETING.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ITEMS
                     SET FORTH ON THE REVERSE SIDE HEREOF.





                            * FOLD AND DETACH HERE *

                                                        Please mark
                                                        your votes as
                                                        indicated in   [X]
                                                        this example



*INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

E.G. Bewkes, Jr., F.P. Doyle, N. Kiyono, E. Randall, III, Y. Seki

(1)  ELECTION OF DIRECTORS
     (nominees listed above)


             FOR                        WITHHOLD
     All nominees listed               AUTHORITY
      (except as marked              to vote for all
      to the contrary)               nominees listed

             [ ]                           [ ]

(2)  Ratification of Ernst & Young LLP as PW's independent public accountants

             FOR                  AGAINST                   ABSTAIN

             [ ]                    [ ]                       [ ]


                                       PLEASE MARK, SIGN, DATE AND RETURN THIS
                                       PROXY CARD PROMPTLY IN THE ENCLOSED
                                       ENVELOPE.


Signature(s)___________________________________________ Date ___________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.




                            * FOLD AND DETACH HERE *

                                     PROXY


             CONFIDENTIAL VOTING INSTRUCTIONS TO: MELLON BANK, N.A.

         AS CUSTODIAN UNDER PAINE WEBBER GROUP INC. STOCK AWARD PLANS.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


        The undersigned, having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1997, hereby instructs the Custodian to vote as indicated on this instruction card all the shares of PW common stock held for me by the Custodian on March 13, 1997 at the Annual Meeting of Stockholders of PW to be held May 1, 1997 or any adjournment thereof.

  THE SHARES REPRESENTED HEREBY WILL NOT BE VOTED UNLESS THIS INSTRUCTION CARD
     IS APPROPRIATELY MARKED, DATED, SIGNED AND RETURNED BY MAY 1, 1997. IF
        YOUR SIGNED INSTRUCTION CARD IS RETURNED BUT YOUR PREFERENCE IS
         NOT INDICATED, THE CUSTODIAN WILL NOT VOTE SUCH COMMON STOCK.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
                     SET FORTH ON THE REVERSE SIDE HEREOF.





                            * FOLD AND DETACH HERE *

                                                        Please mark
                                                        your votes as
                                                        indicated in   [X]
                                                        this example



*INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

E.G. Bewkes, Jr., F.P. Doyle, N. Kiyono, E. Randall, III, Y. Seki

(1)  ELECTION OF DIRECTORS
     (nominees listed above)


             FOR                        WITHHOLD
     All nominees listed               AUTHORITY
      (except as marked              to vote for all
      to the contrary)               nominees listed

             [ ]                           [ ]

(2)  Ratification of Ernst & Young LLP as PW's independent public accountants

             FOR                  AGAINST                   ABSTAIN

             [ ]                    [ ]                       [ ]


                                       PLEASE MARK, SIGN, DATE AND RETURN THIS
                                       PROXY CARD PROMPTLY IN THE ENCLOSED
                                       ENVELOPE.


Signature(s)___________________________________________ Date ___________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.




                            * FOLD AND DETACH HERE *

                                     PROXY


              CONFIDENTIAL VOTING INSTRUCTIONS TO: CITIBANK, N.A.

       AS TRUSTEE UNDER PAINE WEBBER GROUP INC. SAVINGS INVESTMENT PLAN.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


        The undersigned, having received the accompanying Notice of Annual Meeting and Proxy Statement of Paine Webber Group Inc. ("PW") dated March 27, 1997, hereby instructs the Trustee to vote as indicated on this instruction card all the shares of PW common stock held for me by the Trustee on March 13, 1997 at the Annual Meeting of Stockholders of PW to be held May 1, 1997 or any adjournment thereof.

  THE SHARES REPRESENTED HEREBY WILL NOT BE VOTED UNLESS THIS INSTRUCTION CARD
     IS APPROPRIATELY MARKED, DATED, SIGNED AND RETURNED BY MAY 1, 1997. IF
        YOUR SIGNED INSTRUCTION CARD IS RETURNED BUT YOUR PREFERENCE IS
          NOT INDICATED, THE TRUSTEE WILL NOT VOTE SUCH COMMON STOCK.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
                     SET FORTH ON THE REVERSE SIDE HEREOF.





                            * FOLD AND DETACH HERE *

                                                        Please mark
                                                        your votes as
                                                        indicated in   [X]
                                                        this example



*INSTRUCTION: TO WITHHOLD THE PROXIES' AUTHORITY TO VOTE FOR ANY INDIVIDUAL DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

E.G. Bewkes, Jr., F.P. Doyle, N. Kiyono, E. Randall, III, Y. Seki

(1)  ELECTION OF DIRECTORS
     (nominees listed above)


             FOR                        WITHHOLD
     All nominees listed               AUTHORITY
      (except as marked              to vote for all
      to the contrary)               nominees listed

             [ ]                           [ ]

(2)  Ratification of Ernst & Young LLP as PW's independent public accountants

             FOR                  AGAINST                   ABSTAIN

             [ ]                    [ ]                       [ ]


                                       PLEASE MARK, SIGN, DATE AND RETURN THIS
                                       PROXY CARD PROMPTLY IN THE ENCLOSED
                                       ENVELOPE.


Signature(s)___________________________________________ Date ___________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation or partnership, sign in full corporate or partnership name by an authorized officer or person.




                            * FOLD AND DETACH HERE *